Exhibit 10.6
Execution Copy
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) dated December 19, 2005, is made by and between SanuWave, Inc., a Delaware corporation (the “Company”), and Christopher M. Cashman (“Executive”).
The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment; and
Executive desires to accept such employment and to enter into such an agreement; and
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company and its affiliates on the terms and subject to the conditions set forth in this Agreement. The period of time during which Executive shall be providing services under this Agreement to the Company and its affiliates shall be known as the “Employment Term”. The Employment Term shall commence as of the date set forth above and be of no specific duration. Notwithstanding anything to the contrary herein, Executive shall be an “at will” employee of the Company during the Employment Term.
2. Position.
a. During the Employment Term, Executive shall serve as the Company’s Chief Executive Officer. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) consistent with such position. Executive also agrees to serve as a member of the Board without additional consideration.
b. During the Employment Term, Executive will devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that Executive shall be permitted to serve as a member of the board of directors or trustees of any charitable organization. Subject to the provisions of the following sentence, Executive also may serve on the board of directors of any privately-held business corporation so long as he informs the Company of his intention to do so prior to commencing the performance of services to such corporation. Notwithstanding any other provision of this Agreement, Executive agrees that his service to any charitable organization, or to any other business venture, in each case, and in the aggregate, shall not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9 of this Agreement.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $275,000, payable in regular installments in accordance with the Company’s usual payment practices but not less often than monthly. Executive shall be entitled to a performance and compensation review not less often than annually and shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
4. Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of forty percent (40%) of Executive’s Base Salary (the “Target”) based upon the achievement of certain performance goals established by the Board and generally consistent with the Company’s budget and performance goals established for other management employees. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.
5. Equity Arrangements.
a. Options. Simultaneously with the execution of this Agreement, Executive shall be granted options to acquire 4,687 shares of common stock of the Company (“Shares”), which number is equal to five percent (5%) of the Company on a fully diluted basis (the “Options”). The Options shall have an exercise price of $100 per Share, which is equal to the price that Prides Capital Partners, LLC paid in its initial acquisition of Shares (the “Base Price”), and which is the fair market value of one Share, as determined by the Board in good faith. The Options will vest and become exercisable as to twenty-five percent (25%) of the total number of Shares subject to the Option on each twelve (12) month anniversary of the date of grant.
b. Direct Purchase of Shares. Contingent upon Executive’s commencement of employment with the Company, Executive shall have the opportunity to purchase up to 2,228 Shares at a per share purchase price equal to $100 (the “Investment Shares”), by providing written notice to the Company’s Chairman of the Board prior to January 7, 2006. The Investment Shares acquired by Executive under this Section 5.b shall be fully vested on the date of such acquisition.
c. Supplemental Options. In addition to the foregoing, simultaneously with the execution of this Agreement Executive shall be granted three (3) options, which will be in addition to the Option described in Section 5.a above (the “Supplemental Options”), Two Supplemental Options will provide Executive with the right to acquire 900 Shares, which is intended to equal one percent (1%) each of the Company on a fully diluted basis (the Supplemental Options described in this sentence will hereinafter be referred to as “Supplemental Option 1” and “Supplemental Option 2”). The third Supplement Option will provide Executive with the right to acquire 1,350 Shares, which is intended to equal one and one-half percent (1.5%) of the Company on a fully diluted basis (the Supplemental Option described in this sentence will hereinafter be referred to as “Supplemental Option 3”). Supplemental Option 1 will have an exercise price of $400 per Share, Supplemental Option 2 will have an exercise price of $800 per Share, and Supplemental Option 3 will have an exercise price of $1,200 per Share. Supplemental Option 1 will vest and become exercisable as to 100 percent (100%) of the total number of Shares subject to Supplemental Option 1 on the earlier of (i) the six year anniversary of the date of grant and (ii) the date that the Company or its shareholders (A) enters into an agreement or adopts a plan of liquidation pursuant to which Prides Capital Partners, LLC and its affiliates can reasonably be expected to receive 4.0 times Prides Capital Partners, LLC’s initial aggregate investment in the Company, (B) enters into a transaction with any person or entity (including an issuance of options or the sale of equity interests in or assets of the Company) that establishes a value for the Company on a per share basis equal to at least $400 per Share or (C) receives a valuation from the Company’s usual financial advisor, or from another financial firm retained by the Company for the purpose of obtaining such valuation, that establishes a value for the Company on a per share basis equal to at least $400 per Share. Supplemental Option 2 will vest and become exercisable as to 100 percent (100%) of the total number of Shares subject to Supplemental Option 2 on the earlier of (i) the six year anniversary of the date of grant and (ii) the date that the Company or its shareholders (A) enters into an agreement or adopts a plan of liquidation pursuant to which Prides Capital Partners, LLC and its affiliates can reasonably be expected to receive 8.0 times Prides Capital Partners, LLC’s initial aggregate investment in the Company, (B) enters into a transaction with any person or entity (including an issuance of options or the sale of equity interests in or assets of the Company) that establishes a value for the Company on a per share basis equal to at least $800 per Share or (C) receives a valuation from the Company’s usual financial advisor, or from another financial firm retained by the Company for the purpose of obtaining such valuation, that establishes a value for the Company on a per share basis equal to at least $800 per Share. Supplemental Option 3 will vest and become exercisable as to 100 percent (100%) of the total number of Shares subject to Supplemental Option 3 on the earlier of (i) the six year anniversary of the date of grant and (ii) the date that the Company or its shareholders (A) enters into an agreement or adopts a plan of liquidation pursuant to which Prides Capital Partners, LLC and its affiliates can reasonably be expected to receive 12.0 times Prides Capital Partners, LLC’s initial aggregate investment in the Company, (B) enters into a transaction with any person or entity (including an issuance of options or the sale of equity interests in or assets of the Company) that establishes a value for the Company on a per share basis equal to at least $1,200 per Share or (C) receives a valuation from the Company’s usual financial advisor, or from another financial firm retained by the Company for the purpose of obtaining such valuation, that establishes a value for the Company on a per share basis equal to at least $1,200 per Share. For the avoidance of doubt, Executive shall not have the right to require the Company or Prides Capital Partners, LLC to obtain a valuation of the Company to determine whether any of the Supplemental Options would vest as provided above. In the event of any change in the outstanding shares of common stock of the Company after the date hereof by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, any distribution to stockholders, or any transaction similar to the foregoing, the Board shall make an equitable adjustment to the specified per Share values related to the vesting criteria described in this paragraph 5.c.
d. Terms. Executive’s acquisition of Shares under this Section 5 shall be subject to the stock option agreement pursuant to which the grants are made.

6. Employee Benefits.
a. General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be entitled to four (4) weeks paid vacation per year during the Employment Term.
b. Life Insurance. In the event of Executive’s death during the Employment Term, in addition to any death benefit payable under one or more life insurance policies on the life of the Executive maintained under the Company’s insurance program generally applicable to employees of the Company, Executive’s heir(s) shall receive a death benefit equal to at least $500,000 (subject to insurability at standard premium rates) pursuant to a life insurance policy or policies on the life of Executive, the premiums for which will be paid by the Company. Executive agrees to comply with all usual or customary requirements that the underwriter of a life insurer may request in order to evaluate whether to issue the policy, including, without limitation, Executive’s release of personal medical information to insurer’s underwriter and undergoing medical examinations and/or tests. If Executive does not cooperate with such requests, the Company shall be released from its obligation to provide such life insurance under this Section 6.b.
7. Business Expenses and Perquisites.
a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or reimbursed by the Company in accordance with Company policies. In the event that Executive is required to travel internationally in performance of his services pursuant to this Agreement, Executive shall be entitled to book a business class ticket for any international flight in excess of six (6) hours.
b. Moving Expenses. The Company shall reimburse Executive for fifty percent (50%) of all costs and expenses that Executive is required to pay to Executive’s current employer as a result of the termination of his current employment as reimbursement for relocation expenses paid by such employer; provided, however, that the Company’s reimbursement obligation under this Section 7.b shall not exceed $5,000. The Company shall reimburse such costs and expenses following Executive’s submission of written documentation reasonably satisfactory to the Company evidencing that Executive has reimbursed his current employer.

8. Termination and Change of Control. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.
a. By the Company For Cause or By Executive Resignation Without Good Reason.
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(b)); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.
(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 20 days following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s duties hereunder, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude that could reasonably be expected to damage the Company or its reputation, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or (E) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement.
(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, or in the event that Executive’s employment terminates due to Executive’s death or disability, Executive (or Executive’s beneficiaries, in the event of Executive’s death) shall be entitled to receive:
(A) the Base Salary through the date of termination;
(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);
(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and
(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, or on account of Executive’s death or disability, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
b. By the Company Without Cause or Resignation by Executive for Good Reason.
(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.
(ii) For purposes of this Agreement, “Good Reason” shall mean (A) the Company’s substantial breach of this Agreement including the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, hereunder, (B) any substantial and sustained diminution in Executive’s authority or responsibilities as Chief Executive Officer of the Company or (C) any relocation of the location at which Executive is required to provide his services to a location that is more than 45 miles from its location as of the date herof; provided that either of the events described in clauses (A) and (B) of this Section 8(b)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.
(iii) If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, Executive shall be entitled to receive:
(A) the Accrued Rights; and
(B) subject to Executive’s continued compliance with the provisions of Sections 9 and 10, and subject to Executive’s execution of an effective release of claims in a form reasonably acceptable to the Company, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, until twelve months following the date of such termination; and
(C) continued coverage for Executive and his qualified beneficiaries under the Company’s health insurance programs for a period of up to twelve (12) months through Company reimbursement of premiums paid by Executive for coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985.
Following Executive’s termination of employment by the Company without Cause or by Executive’s resignation for Good Reason, except as set forth in this Section 8(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
c. Change of Control. In addition to the benefits that Executive may be entitled to receive under Section 8b. above, if a Change of Control of the Company (as defined below) occurs, then subject to Executive’s continued compliance with the provisions of Sections 9 and 10, and subject to Executive’s execution of an effective release of claims in a form reasonably acceptable to the Company, Executive shall be entitled to receive 100% accelerated vesting of the Options.

For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events: (1) the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act of 1934, as amended (the “Exchange Act”) (other than Prides Capital Partners, LLC and its affiliates, Nightwatch Capital LLC and its affiliates, or any group controlled by any of the foregoing persons), that will continue the business of the Company in the future; (2) a merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (A) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (B) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation; or (3) any person or group (other than Prides Capital Partners, LLC and its affiliates, Nightwatch Capital LLC and its affiliates, or any group controlled by any of the foregoing persons) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise) and the representatives of Prides Capital Partners, LLC and its affiliates, Nightwatch Capital LLC and its affiliates, or any group in which any of the foregoing persons is a member, individually or in the aggregate, cease to have the ability to elect a majority of the Board (for the purposes of this clause (3), a member of a group will not be considered to be the Beneficial Owner of the securities owned by other members of the group).
d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
9. Non-Competition.
a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(1) During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company the business of any client or prospective client for the purpose of selling or providing a Competitive Product or Service.

(2) During the Restricted Period, Executive will not directly or indirectly:
(i)	engage in any business that competes with the business of the Company or its affiliates in selling or providing a Competitive Product or Service (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person who or which (or any division or controlled or controlling affiliate of such Person) engages in a Competitive Business; provided, however, that Executive shall be permitted to become an employee of, or render services to, a Person that engages in a Competitive Business (or that is a controlled or controlling affiliate of any Person that engages in a Competitive Business) if Executive’s employment or provision of services is limited to a line of business of such Person that does not constitute a Competitive Business, Executive does not sell or provide a Competitive Product or Service, and Executive does not otherwise indirectly violate the restrictive covenants set forth herein;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers partners, members or investors of the Company or its affiliates with respect to a Competitive Product or Service.
(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(i)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)	hire any such employee who is at the time employed by the Company or its affiliates; provided, however, that nothing herein shall prevent Executive, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, from hiring any such employee if such employee initially contacted Executive and initially solicited an offer of employment from Executive.
(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.
(6) For purposes of this Agreement, the term “Competitive Product or Service” means the products that use or incorporate Extracorporeal Shock Wave Technology for orthopedic or urology procedures, and any services related to such products.
b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidentiality; Intellectual Property.
a. Confidentiality.
(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.
(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and copies of any agreements to which Executive is a party; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.
(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business. A list of all such material Works, if any, as of the date hereof is attached hereto as Exhibit A.
(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.
(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
(vi) The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.
11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
12. Miscellaneous.
a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles thereof.
b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth or referenced herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
f. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.
g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
1841 West Oak Parkway, Suite A
Marietta, GA 30662
Attention: Chairman of the Board
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.

i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
j. Prior Agreements This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.
k. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.
l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SANUWAVE, INC.		Christopher M. Cashman

By:	/s/ Chris Puscasin	/s/ Christopher M. Cashman

Chris Puscasin
Title: Director

14